Exhibit 99.1
Nov 25, 2008 01:10 ET
2 Directors Depart as DSHL Sets the Stage for China & India Engagements
ALLEN PARK, MI—(Marketwire — November 25, 2008) — DIAS Holding, Inc. (OTCBB: DSHL) filed notification today that two of the company’s directors voluntarily resigned. “Now that the company is publicly trading in the U.S., I feel that my purpose on the Board is coming to an end,” stated Mr. Yung-Hsiang “Paul” Chou who served as a director through the 2008 reverse merger of Componus with JPC Capital Partners, evolving into DIAS Holding, Inc. His sentiments were similarly echoed by Ms. Hsiu-Pin “Sharon” Hsu, who also resigned. “I am proud to have served the company to the point when it became publicly trading in the U.S.,” she stated in her letter of 19 November 2008, “...I wish the company success in the future.” Ms. Hsu served as a pre-merger director since 2005.
“We will miss the valuable advice and counsel of Ms. Hsu and Mr. Chou,” stated Eric Huang, Chairman, CEO and President of DIAS Holding. “But I understand their desire to devote their full-time efforts for their own private enterprises. With their departures, we will be screening for board candidates who have the breadth of experience in public company operations and experience with Asian-based business models.” Currently, the remaining board members of DSHL are all Asian.
In the latest 10-Q report filed last week with the SEC, the company disclosed that the bulk of sales was attributed to its Asia Forging Supply subsidiary, but at a slight cumulative loss of $0.0028 per share. “Since 2006, we have succeeded in changing from a balanced sales combination between OEM and aftermarket sales to predominantly aftermarket driven. In 2007 and again in 2008, over 70 percent of our sales are from our spare-parts aftermarket and performance-parts aftermarket customers as part of our strategy to adjust to the decline in the North American OEM automotive market,” Mr. Huang stated.
“The slight cumulative loss to date this year is because we are the first to create an auto salon in the U.S., which copies the success of year-round automotive salons in Asia. Even though new car sales are down, the U.S., and especially Detroit is known throughout the Asian automotive business community as the center of automobile technology and excellence, as indicated by the successful sales of Buicks and similar American-designed cars in China. So, Asian automotive systems and component manufacturers naturally want to migrate and establish a presence in the U.S. Thus, we will be concentrating in fulfilling the objectives of our strategic alliances and partnerships in 2009,” summarized Chairman Huang.
In 2008, DSHL has established cross-marketing agreements with automotive manufacturing centers and auto parts organizations in Guangzhou, Hangzhou, Beijing, Shanghai and Wuhan, China, and in Pune, India. Collectively, there are over 5,000 automotive component manufacturers and sources are available for DSHL as potential exhibitors for its auto salon subsidiary, as well as potential partners for American companies to joint venture or cooperate with for business in China and India. “2009 will be the year when our auto salon will bear fruit from the first wave of exhibitors from these various locations,” affirmed Michael Wesney, president of the auto salon subsidiary of DSHL. “Targeting the top firms for the first 100 exhibitors from each of our strategic alliance partners will result in revenues upwards of $3 million next year for us. Promoting U.S. companies and products into China for business engagements and opportunity will add to the generation of new revenue potential for DIAS,” added Mr. Wesney.
About the DIAS Holding, Incorporated:
DIAS Holding, Inc. (“DSHL,” f/k/a JPC Capital Partners) is a Delaware Corporation servicing the multi-billion dollar industry of providing automotive, trucking, railway and petroleum industries with raw, finished and assembled components. The company’s major subsidiaries include Asia Forging Supply Company, a prime contractor for a network of factories throughout Asia, and the Detroit International Auto Salon, the largest independent, year-round exhibition center for automotive products. For more information about DIAS Holding, Inc., please visit www.diasholding.com.
Forward Looking Statement
This news release includes comments that may be deemed forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future transactions or events, revenues, sales of products and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company’s results to differ materially from expectations. These risks include the company’s ability to complete the transactions, which remains subject to a due diligence review by both parties, obtaining any regulatory approvals, having necessary financing in time to meet contractual obligations, developing appropriate strategic alliances, raising working capital, building a functional infrastructure, and other such risks as the company may identify and discuss from time to time. Accordingly, there is no certainty that the company’s plans will be achieved.
For more information, contact:
DIAS Holding Investor Relations
Michael Wesney
michaelwesney@detroitautosalon.com
(313) 928-1272